EXHIBIT 10.3

                           MASTER LEASE AGREEMENT

This MASTER LEASE AGREEMENT, dated as of April 21, 1994, ("Agreement"), between General Electric Capital Corporation, with an office at 1415 West 22 Street Suite 300, Oak Brook, Illinois 60521 (hereinafter called, together with its successors and assigns, if any, "Lessor"), and Edward D. Jones & Co., L.P., organized and existing under the laws of the State of Missouri with its mailing address and chief place of business at 201 Progress Parkway, Maryland Heights, MO 63043-3042 (hereinafter called "Lessee").

                                 WITNESSETH:

I.  Leasing:

(a) Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment ("equipment") described in Annex A to any schedule hereto ("Schedule"). Terms defined in a Schedule and not otherwise defined herein shall have the meanings ascribed to them in such Schedule.

(b) The obligation of Lessor to purchase Equipment from the manufacturer or supplier thereof ("Supplier") and to lease the same to Lessee under any Schedule shall be subject to receipt by Lessor, prior to the Lease Commencement Date (with respect to such Equipment), of each of the following documents in form and substance satisfactory to
Lessor: (i) a Schedule relating to the Equipment then to be leased hereunder, (ii) a Purchase Order Assignment and Consent in the form of Annex B to the applicable Schedule, unless Lessor shall have delivered its purchase order for such Equipment, (iii) evidence of insurance which complies with the requirements of Section X, and (iv) such other documents as Lessor may reasonably request. As a further condition to such obligations of Lessor, Lessee shall, upon delivery of such Equipment (but not later than the Last Delivery Date specified in the applicable Schedule) execute and deliver to Lessor a Certificate of Acceptance (in the form of Annex C to the applicable Schedule) covering such Equipment, and deliver to Lessor a bill of sale therefore (in form and substance satisfactory to Lessor). Lessor hereby appoints Lessee its agent for inspection and acceptance of the Equipment from the Supplier. Upon execution by Lessee of any Certificate of Acceptance, the Equipment described thereon shall be deemed to have been delivered to, and irrevocably accepted by, Lessee for lease hereunder.

II.  Term, Rent and Payment:

(a) The rent payable hereunder and Lessee's right to use the Equipment shall commence on the date of execution by Lessee of the Certificate of Acceptance for such Equipment ("Lease Commencement Date"). The term of this Agreement shall be the period specified in the applicable Schedule. If any term is extended, the word "term" shall be deemed to refer to all extended terms, and all provisions of this Agreement shall apply during any extended terms, except as may be otherwise specifically provided in writing.

(b) Rent shall be paid to Lessor at its address stated above, except as otherwise directed by Lessor. Payments of rent shall be in the amount set forth in, and due in accordance with, the provisions of the applicable Schedule. If one or more Advance Rentals are payable, such Advance Rental shall be (i) set forth on the applicable Schedule, (ii) due upon acceptance by Lessor such Schedule, and (iii) when received by Lessor, applied to the first rent payment and the balance, if any, to the final rental payment(s) under such Schedule. In no event shall any Advance Rental or any other rent payments be refunded to Lessee. If rent is not paid within ten days of its due date, Lessee agrees to pay a late charge of five cents ($.05) per dollar on, and in addition to, the amount of such rent but not exceeding the lawful maximum, if any.

III.  Rent Adjustment:

(a) The periodic rent payments in each Schedule have been calculated on the assumption (which, as between Lessor and Lessee, is mutual) that the maximum effective corporate income tax rate (exclusive of any minimum tax rate) for calendar-year taxpayers ("Effective Rate") will be thirty-five percent (35%) each year during the lease term.

(b) If, solely as a result of Congressional enactment of any law(Including, without limitation, any modification of, or amendment or addition to, the Internal Revenue Code of 1986, as amended, (the "Code")), the Effective Rate is higher than thirty-five (35%) for any year during the lease term, then Lessor shall have the right to increase such rent payments by requiring payment of a single additional sum equal to the product of (i) the Effective Rate (expressed as a decimal) for such year less .35 (or, in the event that any adjustment has been made hereunder for any previous year, the Effective Rate (expressed as a decimal) used in calculating the next previous adjustment) times (ii) the adjusted Termination Value. The adjusted Termination Value shall be the Termination Value (calculated as of the first rental due in the year for which such adjustment is being made) less the product of the Tax Benefits that would be allowable under Section 168 of the Code (as of the first day of the year for which such adjustment is being made and all subsequent years of the lease term) times the Effective Rate (expressed as a decimal) (in the year for which such adjustments is being made). Lessee shall pay to Lessor the full amount of the additional rent payment on the later of (i) receipt of notice or (ii) the first day of the year for which such adjustment is being made.

(c) Lessee's obligations under this Section II shall survive any expiration or termination of this Agreement.

IV.  Taxes:

Except as provided in Sections III and XV(c), Lessee shall have no liability for taxes imposed by the United State of American or any State or political subdivision thereof which are on or measured by the net income of Lessor. Lessee shall report (to the extent that it is legally permissible) and pay promptly all other taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or the purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rentals or receipts hereunder), any Schedule, Lessor or Lessee by any foreign, federal, state or local government or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (all hereinafter called "Taxes"). Lessee shall (i) reimburse Lessor upon receipt of written request for reimbursement for any Taxes charged to or assessed against Lessor, (ii) on request of Lessor, submit to Lessor written evidence of Lessee's payment of Taxes, (iii) on all reports or returns show the ownership of the Equipment by Lessor, and
(iv) send a copy thereof to Lessor.

V.  Reports:

(a) Lessee will notify Lessor in writing, within ten (10) days after any tax or other lien shall attach to any Equipments, of the full particulars thereof and of the location of such Equipment on the date of such notification.

(b) Lessee will within (90) days of the close of each fiscal year of Lessee, deliver to Lessor, Lessee's balance sheet and profit and loss statement, certified by a recognized firm of certified public accountants. Upon request Lessee will deliver to Lessor quarterly, within (90) days of the close of each fiscal quarter of Lessee, in reasonable detail, copies of Lessee's quarterly financial report certified by the chief financial officer of Lessee.

(c) Lessee will permit Lessor to inspect any Equipment during normal business hours.

(d)  Lessee will keep the Equipment at the Equipment Location
(specified in the applicable Schedule) and will promptly notify Lessor of any relocation of Equipment. Upon the written request of Lessor, Lessee will notify Lessor forthwith in writing of the location of any Equipment as of the date of such notification.

(e) Lessee will promptly and fully report to Lessor in writing if any Equipment is lost or damaged (where the estimated repair costs would exceed ten percent (10%) of its then fair market value), or is otherwise involved in an accident causing personal injury or property damage.

(f) Within sixty (60) days after any request by Lessor, Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no default (as described in Section Xii) or event which with notice or lapse of time (or both) would become such a default.

VI.  Delivery, Use and Operation:

(a) All Equipment shall be shipped directly from the Supplier to Lessee.

(b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable federal, state, and local laws and regulations.

(c) Lessee shall not assign, mortgage, sublet or hypothecate any equipment, or the interest of Lessee hereunder, nor shall Lessee remove any equipment from the continental United States, without the prior written consent of the Lessor.

(d) Lessee will keep the Equipment free and clear of all liens and encumbrances other than those which result from acts of Lessor.

VII.  Service:

(a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order, repair, condition and appearance in accordance with manufacturer's recommendations, normal wear and tear excepted. Lessee shall, if at any time requested by Lessor, affix in a prominent position on each unit of Equipment plates, tags or other identifying labels showing ownership thereof by Lessor.

(b) Lessee will not, without the prior consent of Lessor, affix or install any accessory, equipment or device on any Equipment if such additional will impair the originally intended function or use of such Equipment. All additions, repairs, parts, supplies, accessories, equipment and devices furnished, attached or affixed to any Equipment which are not readily removable shall be made only in compliance with applicable law, including Internal Revenue Service guidelines, and shall become the property of Lessor. Lessee will not, without the prior written consent of Lessor and subject to such conditions as Lessor may impose for its protection, affix or install any Equipment to or in any other personal or real property.

(c) Any alterations or modifications to the Equipment that may, at any time during the term of this Agreement, be required to comply with any applicable law, rule or regulation shall be made at the expense of Lessee.

VIII.  Stipulated Loss Value:

Lessee shall promptly and fully notify Lessor in writing if any unit of Equipment shall be or become worn out, lost, stolen, destroyed, irreparably damaged in the reasonable determination of Lessee, or permanently rendered unfit for use from any cause whatsoever (such occurrences being hereinafter called "Casualty Occurrences"). On the rental payment date next succeeding a Casualty Occurrence (the "Payment Date"), Lessee shall pay Lessor the sum of (x) the Stipulated Loss Value of such unit calculated as of the rental next preceding such Casualty Occurrence ("Calculation Date"); and (y) all rental and other amounts which are due hereunder as of the Payment Date. Upon payment of all sums due hereunder, the term of this lease as to such unit shall terminated and (except in the case of the loss, theft or complete destruction of such unit) Lessor shall be entitled to recover possession of such unit.

IX.  Loss or Damage:

Lessee hereby assumes and shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from e time the Equipment is shipped to Lessee.

X.  Insurance:

Lessee agrees, at its own expense, to keep all Equipment insured for such amounts and against such hazards as Lessor may require, including, but not limited to, insurance for damage to or loss of such Equipment and liability coverage for personal injuries, death or property damage, with Lessor named as additional insured and with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. All such policies shall be with companies, and on terms, satisfactory to Lessor. Lessee agrees to deliver to Lessor evidence of insurance satisfactory to Lessor. No insurance shall be subject to any co-insurance clause. Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of an execute or endorse all documents, checks or drafts in connection with payments made as a result of such insurance policies. Any expense of Lessor in adjusting or collecting insurance shall be borne by Lessee. Lessee will not make adjustments with insurers except (i) with respect to claims for damage to any unit of Equipment where the repair costs do not exceed ten percent (10%) of such unit's fair market value, or (ii) with Lessor's written consent. Said policies shall provide that the insurance may not be altered or cancelled by the insurer until after thirty (30) days written notice to Lessor. Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace Equipment or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor hereunder.

XI.  Return of Equipment:

(a) Upon any expiration or termination of this Agreement or any Schedule, Lessee shall promptly, at its own cost and expense: (i) perform any testing and repairs required to place the affected units of Equipment in the same condition and appearance as when received by Lessee (reasonable war and tear excepted) and in good working order for their originally intended purpose: (ii) if deinstallation, disassembly or crating is required, cause such units to be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is satisfactory to Lessor; and (iii) return such units to a location within the continental United States as Lessor shall direct.

(b) Until Lessee has fully complied with the requirements of Section XI(A) above, Lessee's rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the lease term. Lessor may terminate such continued leasehold interest upon ten (10) days notice to Lessee.

XII.  Default:

(a)  Lessor may in writing declare this Agreement in default if:
Lessee breaches its obligation to pay rent or any other sum when due and fails to cure the breach within ten (10) days; Lessee breaches any of its insurance obligations under Section X; Lessee breaches any of its other obligations and fails to cure that breach within thirty (30) days after written notice thereof; any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading in any material respect; Lessee becomes insolvent or ceases to do business as a going concern; any Equipment is illegally used; or a petition is filed by or against Lessee or any guarantor of Lessee's obligations to Lessor under any bankruptcy or insolvency laws. Such declaration shall apply to all Schedules except as specifically excepted by Lessor.

(b) After default, at the request of Lessor, Lessee shall comply with the provisions of Section XI(a). Lessee hereby authorizes Lessor to enter, with or without legal process, any premises where any Equipment is believed to be and take possession thereof. Lessee shall, without further demand, forthwith pay to Lessor (i) as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated as of the rental next preceding the declaration of default), and (ii) all rentals and other sums then due hereunder. Lessor may, but shall not be required to, sell Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale; or Lessor may, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment; and Lessor may use Lessee's premises for any or all of the foregoing without liability for rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (1) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (2) to the extent no previously paid by Lessee, to pay Lessor all sums due from Lessee hereunder; then (3) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (4) any surplus shall be retained by Lessor. Lessee shall pay any deficiency in (1) and (2) forthwith.

(c) The foregoing remedies are cumulative, and any or all thereof may be exercised in lieu of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. Lessee shall pay Lessor's actual attorney's fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor's rights and remedies hereunder, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be a waiver of any other or subsequent default.

(d) Any default under the terms of this or any other agreement between Lessor and Lessee may be declared by Lessor a default under this and any such other agreement.

XIII.  Assignment:

Lessor may, without the consent of Lessee, assign this Agreement or any Schedule. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Equipment Schedule to such assignee or as instructed by Lessor. Lessee further agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

XIV.  Net Lease; No Set-Off, Etc:

This Agreement is a net lease. Lessee's obligation to pay rent and other amounts due hereunder shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reductions of, or set-offs against, said rent or other amounts, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict tort or negligence of Lessor) or Lessee against Lessor under this Agreement or otherwise. Nor shall this Agreement terminate or the obligations of Lessee be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, any Equipment from whatsoever cause. It is the intention of the parties that rents and other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof.

XV.  Indemnification:

(a) Lessee hereby agrees to indemnify, save and keep harmless Lessor, its agents, employees, successors and assigns from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature, in contract or tor, whether caused by the active or passive negligence of Lessor or otherwise, and including, but not limited to, Lessor's strict liability in tort, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the term of this Agreement, and whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage) or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

(b) Lessee hereby represents, warrants and covenants that (i) on the Lease Commencement Date for any unit of Equipment, such unit will qualify for all of the items of deduction and credit specified in Section C of the applicable Schedule ("Tax Benefits") in the hands of Lessor (all references to Lessor in this Section XV include Lessor and the consolidated taxpayer group of which Lessor is a member), and (ii) at no time during the term of this Agreement will Lessee take or omit to take, nor will it permit any sublessee or assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor or the terms of this Agreement), which will result in the disqualification of any Equipment for, or recapture of, all or any portion of such Tax Benefits.

(c) If as a result of a breach of an representation, warranty or covenant of the Lessee contained in this Agreement or any Schedule (x) tax counsel of Lessor shall determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or (y) any such Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (z) any such Tax Benefit is recomputed or recaptures (any such determination, disallowance, adjustment, recomputation or recapture being hereinafter called a "Loss"), then Lessee shall pay to Lessor as an indemnity and as additional rent, such amount as shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows, computed on the same assumptions, including tax rates (unless any adjustment has been made under Section III hereof, in which case the Effective Rate used in the next preceding adjustment shall be substituted), as were utilized by Lessor in originally evaluating the transaction (such yields and flows being hereinafter called the "Net Economic Return"_ to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount.

(d) All of Lessor's rights, privileges and indemnities contained in this Section XV shall survive the expiration or other termination of this Agreement and the rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

XVI.  Disclaimer:

Lessee acknowledges that it has selected the equipment without any assistance from Lessor, its agents or employees. Lessor does not make, has not made, nor shall be deemed to make or have made, any warranty or representation, either express or implied, written or oral, with respect to the equipment leased hereunder or any component thereof, including, without limitation, any warranty as to design, compliance with specifications, quality of materials or workmanship, merchantability, fitness for any purpose, use or operation, safety, patent, trademark or copyright infringement, or title. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following, regardless of any negligence of Lessor (i) and liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) therein, or any other circumstance in connection therewith; (ii) the use, operation or performance of any Equipment or any risks relating thereto; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Lease, Lessee shall be, and hereby is, authorized during the term of this lease to assert and enforce, at Lessee's sole cost and expense, from time to time, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor may have against any Supplier of the Equipment.

XVII.  Representations and Warranties of Lessee:

Lessee hereby represents and warrants to Lessor that on the date hereof and on the date of executive of each Schedule:

(a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the "Documents") and is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located.

(b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws.

(c) No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

(d) The entry into and performance by Lessee of the Documents will not: (k) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or By-Laws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument( other than this Agreement) to which Lessee is a party.

(e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

(f) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property.

(g) Each Balance Sheet and Statement of Income delivered to Lessor has been prepared in accordance with generally accepted accounting principles, and since the date of the most recent such Balance Sheet and Statement of Income, there has been no material adverse change.

(h) Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Agreement).

(i) The Equipment will at all times be used for commercial or business purposes.

XVIII.  Early Termination:

(a) On or after the First Termination Date (specified in the applicable Schedule), Lessee may, so long as no default exist hereunder, terminate this Agreement as to all (but not less than all) of the Equipment on such Schedule as of a rent payment date
("Termination Date") upon at least ninety (90) days prior written notice to Lessor.

(b) Lessee shall, and Lessor may, solicit cash bids for the Equipment on an as is, where is basis without recourse to or warranty from Lessor, express or implied ("as is basis"). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee and (ii) pay to Lessor (A) the Termination Value (calculated as of the rental due on the Termination Date) for the Equipment, and (b) all rent and other sums due and unpaid as of the Termination Date.

(c) Provided that all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Equipment as is basis for cash to the highest bidder and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee up to the amount of the Termination Value. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

(d) Notwithstanding the foregoing, Lessor may elect by written notice, at any time prior to the Termination Date, not to sell the Equipment. In that event, on the Termination Date Lessee shall (i) return the Equipment (in accordance with Section XI) and (ii) pay to Lessor all amounts required under Section XVIII(b) less the amount of the highest bid certified by Lessee to Lessor.

XIX.  Purchase Option

(a) So long as no default exists hereunder and the lease has not been earlier terminated, Lessee may at lease expiration, upon at least one hundred eighty (180) days prior written notice to Lessor, purchase all (but not less than all) of the Equipment in any Schedule on an as is basis for cash equal to its then Fair Market Value (plus all applicable sales taxes).

(b) "Fair Market Value" shall mean the price which a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm's-length transaction to a willing seller under no compulsion to sell; provided, however, that in such determination: (i) the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement; (ii) in the case of any installed Equipment, that Equipments shall be valued on an installed basis; and (iii) costs of removal from current location shall not be a deduction from such valuation. I Lessor and Lessee are unable to agree on the Fair Market Value at least one hundred thirty-five (135) days before lease expiration, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value, and that determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

(c) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after Fair Market Value is determined (by agreement or appraisal).

XX.  Miscellaneous:

(a) Lessee hereby unconditionally waives its right to a jury trial of any claim or cause of action based upon or arising out of, directly or indirectly, this lease, any of the related documents, any dealings between Lessee and Lessor relating to the subject matter of this transaction or any related transactions, and/or the relationship that is being established between Lessee and Lessor. The cope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). This waiver is irrevocable meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this lease, any related documents, or to any other documents or agreements relating to this transaction or any related transaction. In the event of litigation, this lease may be filed as a written consent to a trial by the court.

(b) Unless and until Lessee exercise its rights under Section XIX above, nothing herein contained shall give or convey to Lessee any right, title or interest in and to any Equipment except as a lessee. Any cancellation or termination by Lessor, pursuant to the provision of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Equipment shall at all times remain personal property of Lessor regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof.

(c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith. Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor. All notices required to be given hereunder shall be deemed adequately given if sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have designated in writing. This Agreement and any Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. No variation or modification of this agreement or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of the parties hereto.

(d) In case of a failure of Lessee to comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated to, effect such compliance, in whole or in part; and all moneys spent and expenses and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional rent due to Lessor within five days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

(e) Any rent or other amount not paid to Lessor when due hereunder shall bear interest, both before and after any judgment or termination hereof, at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. Any provisions in this Agreement and any Schedule which are in conflict with any statue, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

In witness whereof, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Lessor:                                    Lessee:

General Electric Capital Corporation       Edward D. Jones & Co., L.P.

By:                                        By:

Title:                                     Title:

                    ADDENDUM TO MASTER LEASE AGREEMENT
                      DATES AS OF APRIL 21, 1994

This Addendum (This "Addendum") amends and supplements the above referenced Master Lease Agreement (The "Agreement"), between General Electric Capital Corporation ("Lessor") and Edward D. Jones & Co., L.P. ("Lessee") and is hereby incorporated into the Lease as though fully set forth therein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease. This Addendum shall be deemed to have been entered into contemporaneously with the Lease.

The Agreement is hereby amended as follows:

1. In Section V(c), add "upon twenty four (24) hours prior notice" to the end thereof.

2. In Section XII(b), delete "with or without legal process" from the second line and replace it with "without legal process (unless required by law)".

3. In Section XII (c), in the third sentence, replace "actual" with "reasonable" and add the following to the end of the sentence:

, provided Lessor is the prevailing party.

4.  In Section XIII add the following after the second sentence:

Lessee shall have no obligation to any assignee unless and until is has received written notice of the assignment.

5.   In Section XV(a), add the following to the end of subsection
(ii):

, except to the extent such condition was created by the negligence or willful misconduct of Lessor.

6.  In Section XVI, replace the last sentence with the following:

The benefit of any representations or warranties (express or implied) made to Lessor by a Supplier shall extend to Lessee to the extent of Lessee's leasehold interest.

7.  In Section XVII(h), replace "incorporation" with "formation".

8.  Section XVIII shall be replaced with the following:

XVIII. Early Termination:

(a) On any rent payment date after the First Termination Date (each a "Termination Date"), but in no event more than once in any three month period, and provided no default exists hereunder, Lessee may, upon ninety (90) days prior written notice, terminate this Agreement as to all (but not less than all) of the Equipment at one or more Equipment Locations listed on one or more Schedules which have the same or an earlier First Termination Date, provided that, in any twelve (12) month period, the number of Equipment Locations involved in any such termination may not exceed thirty (30).

(b) Lessee shall, and Lessor may, solicit cash bids for the Equipment on an as is, where is basis without recourse to or warranty from Lessor, express or implied ("as is basis"). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee and (ii) pay to Lessor (A) the Termination Value (calculated as of the rental due on the Termination Date) for the Equipment, and (B) all rent and other sums due and unpaid as of the Termination Date.
Neither Lessee nor its agents shall be permitted to bid.

(c) Provided that all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Equipment on an as is basis for cash to the highest bidder and (ii) refund the proceeds of such sale (net of related expense) to Lessee up to the amount of the Termination Value. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

Except as expressly modified hereby, all terms and provisions of the Agreement shall remain in full force and effect. This Addendum is not binding nor effective with respect to the Agreement or the Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee.

In witness whereof, Lessee and Lessor have caused this Addendum to be executed by their duly authorized representatives as of the date first above written.

Lessor:                                 Lessee:

General Electric Capital Corporation    Edward D. Jones & Co., L.P.

By:                                     By:

Name:                                   Name:  Steve Novik

Title:                                  Title: Principal





                  ADDENDUM TO SCHEDULE NO. 0001
                     DATED APRIL 21, 1994
                  TO MASTER LEASE AGREEMENT
                 DATED AS OF APRIL 21, 1994


This Addendum (this "Addendum") amends and supplements the above referenced schedule "the "Schedule") to the above referenced Master Lease Agreement (the "Agreement"), between General Electric Capital Corporation ("Lessor") and Edward D. Jones & Co., L.P. ("Lessee") and is hereby incorporated into the Schedule as though fully set forth therein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease. This Addendum shall be deemed to have been entered into contemporaneously with the Schedule.

For purposes of this Schedule only, the Agreement is hereby amended as follows:

1.  Section III (Rent Adjustment) is deleted in its entirety.

2. In Section XI (Return of Equipment), add the following to the end of the subsection (a):

In addition to the foregoing provisions, and provided Lessee has not elected to exercise its option to purchase the Equipment, Lessee shall, at its sole cost and expense:

(1) at least one hundred eighty (180) days and not more than two hundred forty (240) days prior to the expiration or termination of this Agreement or any Schedule, provide to lessor a detailed inventory of all components of the Equipment, including, but not limited to, a listing of model, serial numbers, and size description (length, width, height, diameter) for all items of Equipment;
(2) at least one hundred twenty (120) days prior to the expiration or termination of this Agreement or any Schedule, upon reasonable notice by Lessor, make the Equipment available for on site operational inspections by potential purchasers;
(3) at least ninety (90) days prior to the return of the Equipment, properly remove all Lessee installed markings which are not necessary for the installation, operation, maintenance or repair of the Equipment, and have a manufacturer's representative or a qualified equipment maintenance provider (the "Authorized Inspector"), reasonably acceptable to Lessor, perform a comprehensive physical inspection to ensure the equipment is clean and cosmetically acceptable, and in such condition so that it may be immediately installed and placed into use in a similar office environment. Specifically, with respect to the Equipment: (i) there shall be no missing screws, bolts, fasteners, etc; (ii) it will be free from all large scratches, marks, gouges, dents, discoloration or stains; (iii) all drawers, runners, and locks will be in good working condition,
(iv) all keys will be included with their respective locking mechanism, and (v) there shall be no evidence of extreme use or overloading, ie.e bowed or sagging shelves, etc. If the Authorized Inspector finds the Equipment not in compliance with the foregoing conditions, then Lessee shall repair or replace any such Equipment with identical or better quality and, after corrective measure are completed, Lessee will provide for a follow-up inspection of the Equipment by the Authorized Inspector; and (4) at Lessor's choice, either (i) allow Lessor, at Lessor's expense, and provided Lessor has provided reasonable notice to Lessee, to arrange for an on-site auction of the Equipment in an assembled and functional state, to be conducted no more than sixty (60) days prior to the expiration or termination of this Agreement or the Schedule and to be conducted in a manner which will not interfere with Lessee's business operations, or
(2) provide for the deinstallation, packing, and transporting of the Equipment in accordance with, but not limited to, the following provisions: (a) the manufacturer's representative or other person acceptable to Lessor, shall de-install all Equipment including all wire, cable, and mounting hardware; (b) if applicable, the Lessee shall ensure all necessary permits and labor are obtained to redeliver the Equipment; (c) the Equipment shall be packed properly and in accordance to the manufacturer's recommendations; (d) the Lessee shall transport the Equipment in a manner consistent with the manufacturer's recommendations and practices to any location within the continental United States as Lessor shall direct; and shall have the equipment unloaded at such location; (e) Lessee shall obtain and pay for a policy(ies) of transit insurance for the Equipment in an amount equal to the replacement value of the Equipment and Lessor shall be named as the loss payee on all such policies of insurance, or (3) provide free safe storage for the Equipment for a period not to exceed forty-five
(45) days from the expiration or termination of this Agreement or the Schedule.

3.  Section XIX(a)  shall be replaced with the following:

(a) Provided no default exists hereunder and the Schedule has not been earlier terminated, and provided that during the month of November for the calendar year preceding the calendar year in which the Schedule is due to expire Lessee has given Lessor written notice of its intent to exercise the purchase option granted by this Section, Lessee may at lease expiration purchase all (but not less than all) of the Equipment in any Schedule on an as is basis, for cash equal to its then Fair Market Value (plus all applicable sales taxes).

4.  The following shall be added as Section XXI:

XXI.  Early Purchase Option:

(a) Provided no default exists hereunder or under any other agreement between Lessor and Lessee and the Schedule has not been earlier terminated, an provided that during the month of November for the calendar year preceding the calendar year in which the Early Purchase Date (as defined below) occurs Lessee has given Lessor written notice of its intent to exercise the purchase option granted by this Section, Lessee may purchase all (nut not less than all) of the Equipment listed and described in the Schedule on the rent payment date (the "Early Purchase Date") which is forty eight (48) months from the Basic Term Commencement Date of the Schedule for a price equal to $335,000.000 (the "FMV Early Option Price"), plus all applicable sales taxes on an as is basis. Lessor and Lessee agree that the FMV Early Option Price is a reasonable prediction of the Fair Market Value (as such term is defined in Section XIX(b) hereof) of the Equipment at the time the option is exercisable. Lessor and Lessee agree that if Lessee make any non-severable improvement to the Equipment which increases the value of the Equipment and is not required or permitted by Sections VII or XI of the Agreement prior to expiration of the Schedule, then at the time of such option being exercised, Lessor and Lessee shall adjust the purchase price to reflect any addition to the price anticipated to result from such improvement. (The purchase option granted by this subsection shall be referred to herein as the "Early Purchase Option".)

(b) If Lessee exercises its Early Purchase Option with respect to the Equipment leased hereunder, then on the Early Purchase Option Date, Lessee shall pay to Lessor any Rent and other sums due and unpaid on the Early Purchase Option Date and Lessee shall pay the MFMV Early Option Price, plus all applicable sales taxes, to Lessor in cash.

5.  The following shall be added as Section XXII:

XXII.  Special Termination Option:

(a) On the First Termination Date (the "Termination Date") specified in the Schedule, Lessee may, so long as no default exists hereunder, terminate this Agreement as to all (but not less than all) of the Equipment on such Schedule upon at least ninety (90) days prior written notice to Lessor.

(b) Lessee shall, and Lessor may, solicit cash bids for the Equipment on an as is, where is basis without recourse to or warranty from Lessor, express or implied ("as is basis"). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee and (ii) pay to Lessor (A) the Termination Value (calculated as of the rental due on the Termination Date) for the Equipment, and (b) all rent and other sums due and unpaid as of the Termination Date.
Neither Lessee nor its agents shall be permitted to bid.

(c) Provided that all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Equipment on an as is basis for cash to the highest bidder and (ii) refund to Lessee and amount equal to the greater of (a) the proceeds of such sale (net of any related expenses) not to exceed the Termination Value or (b) the Termination Value minus 38% of the Capitalized Lessor's Cost for the equipment. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

Except as expressly modified hereby, all terms and provisions of the Agreement and Schedule shall remain in full force and effect. This Addendum is not binding nor effective with respect to the Agreement, Schedule or the Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee.

In witness whereof, Lessee and Lessor have caused this Addendum to be executed by their duly authorized representatives as of the date first above written.

Lessor:                                 Lessee:

General Electric Capital Corporation    Edward D. Jones & Co., L


By:                                     By:

Name:                                   Name:  Steve Novik

Title:                                  Title:  Principal